Exhibit 99.1

Company Contact: Nicholas R. Schacht President and CEO (703) 709-9119 nick_schacht@learningtree.com

LEARNING TREE ANNOUNCES THIRD QUARTER 2008 RESULTS

Reston, VA — August 5, 2008 – Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its third quarter and first nine months of fiscal year 2008, which ended June 27, 2008. Revenues for the quarter ended June 27, 2008 were $46.9 million, a 10% increase from the same quarter of the prior year. Learning Tree reported income from operations for the quarter of $5.4 million, compared to $5.0 million for the same quarter of the prior year. Net income for the third quarter of fiscal 2008 was $3.8 million, compared with net income of $3.7 million for the third quarter of fiscal 2007. Earnings per share for the third quarter of fiscal 2008 were $0.23, compared with $0.22 for the same quarter of the prior year.

During the third fiscal quarter of 2008, Learning Tree incurred $0.6 million of costs associated with the potential sale of the company which was announced on May 28, 2008. Excluding these non-operating costs, for the third quarter of fiscal 2008 operating income would have been $5.9 million, net income $4.2 million, and earnings per share $0.25.

Revenues for the first nine months of Learning Tree’s fiscal year 2008 were $137.1 million, compared with $123.0 million for the first nine months of fiscal year 2007. Income from operations for the first nine months of fiscal year 2008 was $14.5 million, compared with $12.2 million for the same period of the prior year. Net income for the first nine months of fiscal 2008 was $11.0 million, compared to net income of $9.2 million for the same period in fiscal year 2007. Earnings per share for the first nine months of fiscal year 2008 were $0.67, compared to $0.56 for the same period in the prior year.

Excluding the non-operating costs associated with the potential sale of the company, for the nine months ended June 27, 2008 operating income would have been $15.1 million, net income $11.4 million, and earnings per share $0.69.

The accompanying Table 1 presents Learning Tree’s results of operations for the third quarter and the first nine months of fiscal year 2008.

“We are pleased to have achieved continued revenue growth in our third quarter, as well as continued improvement in our gross profit margins and our operating income,” commented Learning Tree President and CEO Nicholas R. Schacht. “We are continuing to focus on the two growth themes – expanding our curriculum and delivery methods, and making further improvements to our sales and marketing – that we announced earlier this year, and are described in the company presentation on our website. We are currently on or ahead of schedule in implementing each of our seven growth initiatives for these two themes, and we expect that the results will become apparent in fiscal 2009 and beyond.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, project management, leadership, communications, business analysis, and strategic business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

- table follows -

[Table 1—Summary consolidated financial statements and balance sheets]

Webcast

An investor conference call to discuss third quarter results is scheduled at 4:30 pm EDT August 5, 2008. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com. The webcast will also be available at www.learningtree.com for replay.

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Revenues	$46,928	$42,663	$137,054	$123,007
Cost of revenues	19,599	18,297	57,639	53,885

Gross profit	27,329	24,366	79,415	69,122

Operating expenses:
Course development	2,620	2,345	7,266	6,125
Sales and marketing	11,227	9,440	32,289	28,723
General and administrative	8,118	7,539	25,329	22,092

Total operating expenses	21,965	19,324	64,884	56,940

Income from operations	5,364	5,042	14,531	12,182

Other income, net	725	980	3,164	3,063

Income before provision for income taxes	6,089	6,022	17,695	15,245
Provision for income taxes	2,270	2,319	6,648	6,089

Net income	$3,819	$3,703	$11,047	$9,156

Earnings per share – basic	$0.23	$0.22	$0.67	$0.56

Earnings per share – diluted	$0.23	$0.22	$0.67	$0.56

Reconciliation of certain Non GAAP Measures

Third Fiscal Quarter Ended June 27, 2008

Measure	Operating Income	Net Income	Earnings per Share
GAAP Value	$5,364	$3,819	$0.23
Effect of Sale Process Expenses	560	350	0.02

Measure Excluding Sale Process Expenses	$5,924	$4,169	$0.25

Nine Months Ended June 27, 2008

Measure	Operating Income	Net Income	Earnings per Share
GAAP Value	$14,531	$11,047	$0.67
Effect of Sale Process Expenses	560	350	0.02

Measure Excluding Sale Process Expenses	$15,091	$11,397	$0.69

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 27, 2008	September 28, 2007
Cash and cash equivalents	$65,572	$49,732
Available for sale securities	550	38,775
Accounts receivable, net	20,969	19,398
Prepaid expenses and other	9,984	8,732
Income tax receivable	1,930	4,224

Total current assets	99,005	120,861
Available for sale securities	26,025	—
Equipment, long-term investments and other	51,990	43,115

Total assets	$177,020	$163,976

Accounts payable and accrued liabilities	$23,315	$26,708
Deferred revenues	50,189	50,216

Total current liabilities	73,504	76,924
Other	17,658	9,844

Total liabilities	91,162	86,768

Stockholders' equity	85,858	77,208

Total liabilities and stockholders' equity	$177,020	$163,976